Exhibit 8.2

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

The Directors
The Royal Bank of Scotland Group plc
Gogarburn
Edinburgh
EH12 1HQ

The Directors RFS Holdings B.V. Strawinskylaan 3105 1077 ZX Amsterdam The Netherlands	4 September 2007

Dear Sirs

Form F-4 Registration Statement for The Royal Bank of Scotland Group plc

We have acted as UK tax law advisers to The Royal Bank of Scotland Group plc (the “Company”) in connection with the Registration Statement on Form F-4 (as amended to the date of this letter, the “Registration Statement”) of the Company, relating to the proposed offer (the “Offer”) to acquire all the outstanding ordinary shares and American depositary shares of ABN AMRO Holding N.V. (“ABN AMRO”), as described in the Registration Statement.

On the basis of our consideration of such matters of fact and law as we consider are necessary or appropriate for the purposes of this letter, the statements of law and HM Revenue & Customs (“HMRC”) practice contained in the Registration Statement under the heading “Material U.K. Tax Considerations” (the “UK Tax Disclosure”), subject to the limitations and qualifications contained therein, represent our opinion as to the material UK tax consequences of acceptance of the Offer for holders of ordinary shares and American depositary shares of ABN AMRO.

Our opinion is limited to the UK tax matters specifically covered in the UK Tax Disclosure. Our opinion is based on law and HMRC practice as at the date of this letter, and we assume no responsibility to inform you of any change that may occur.

Neither this opinion nor its contents may be quoted or referred to in any document or used for any other purposes whatsoever without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the Tender Offer Statement on Schedule TO filed by the Company, RFS Holdings B.V, Fortis N.V. and Fortis SA/NV and Banco Santander, S.A. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

This letter is governed by, and is to be construed in accordance with, English law.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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